Exhibit 10.7




                      EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT was originally made as of September 14, 1988, was amended from time to time subsequent to that date, and is hereby amended and restated in its entirety as of June 3, 1998 (the Restatement Effective Date), by and between THE PEP BOYS-MANNY, MOE & JACK, a Pennsylvania corporation (the Corporation), and Mitchell G. Leibovitz (the Executive).

          The Corporation, on behalf of itself and its shareholders, wishes to continue to attract and retain well-qualified executive and key personnel who are an integral part of the management of the Corporation, such as Executive.

          IT IS, THEREFORE, AGREED:

         1. Term of Agreement. This Agreement shall be effective as of the Restatement Effective Date, and shall continue in effect for a period of three years. This Agreement shall be automatically renewed for an additional three-year period on June 3, 2001, and on the last day of each succeeding three-year period, unless either party gives the other party written notice (in accordance with Section 11(d)) of such party's intention not to renew this Agreement at least three months prior to the end of the original or any additional three-year period. Any time during which this Agreement is in effect shall be referred to as the "Employment Period". Notwithstanding the foregoing provisions of this Section 1, the Employment Period shall expire upon the termination of Executive's employment in accordance with Section 5, provided that all payments and benefits required to be paid or provided to Executive hereunder are paid or provided, or arrangements therefor are made.

         2. Employment Period. The Corporation hereby agrees to continue Executive in its employ for the Employment Period.

         3.    Position and Duties.

               (a) As of the date hereof, Executive is employed as Chief Executive Officer and Chairman of the Board of Directors ("Board"), and as such Executive is responsible for oversight and management of all operations and activities of the Corporation. Executive shall report to the Board and to such committees thereof as the Board shall direct. Executive shall perform such executive duties consistent with his position as may be time-to-time specified by the Board. During the Employment Period, Executive's position (including, without limitation, his status, offices, titles and reporting requirements), authority, duties and responsibilities shall be consistent with those of the Chief Executive Officer and Chairman of the Board of a publicly traded corporation. Executive's services shall be performed at the executive offices of the Corporation located in the Philadelphia, Pennsylvania metropolitan area.

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               (b)  Excluding periods of vacation, sick leave and
disability to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Corporation and, to the extent necessary to discharge the duties and responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such duties and responsibilities. Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and
(iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's duties and responsibilities. If the Board determines to pursue a transaction which will result in a Change In Control (as herein after defined), Executive's duties shall include all reasonable efforts to maximize the value received by the Company and/or its Shareholders in any such transaction.

         4.    Compensation.

               (a) Base Salary. During the Employment Period, as consideration for services rendered, the Corporation shall pay to Executive a base salary at an annual rate equal to $825,000, as adjusted as described in the following sentence (Base
Salary), payable in accordance with the regular pay policy of the Corporation. During the Employment Period, Base Salary shall be reviewed by the Board (or the Compensation Committee thereof) at least annually during each fiscal year of the Corporation and may be increased at any time, and at any number of times, but not decreased at any time, at the discretion of the Board. Any increase in Base Salary shall be in addition to any other obligation of the Corporation to Executive under this Agreement.

               (b)  Bonus.  During each fiscal year of the
Corporation ending during the Employment Period, Executive shall receive a bonus in the amount actually earned by Executive under the Corporation's Executive Incentive Bonus Plan, as such Plan may be amended, modified or superseded or supplemented by another bonus plan sponsored by the Corporation or any affiliated company. The Board may at any time, and at any number of times, award Executive additional bonus amounts in its discretion (the aggregate of all such bonus amounts referred to under this subsection 4(b) shall be referred to as the Bonus).

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               (c)  Additional Benefits.  In addition to the Base
Salary and Bonus payable as hereinabove provided, Executive shall be entitled to participate, without duplication, in The Executive Supplemental Retirement Plan, The Long Term Disability Salary Continuation Plan, The Pep Boys-Manny, Moe & Jack Pension Plan, and any other similar incentive programs, savings, pension and retirement plans and programs applicable to other key executives. The Executive shall also receive an allowance for a late model Jaguar, or similar automobile, as well as other automobile allowances for gasoline, maintenance and repairs which are no less favorable than those provided to other key executives of the Corporation. The Corporation agrees in accordance with Split Dollar and Collateral Assignment Agreements executed in connection with the issuance of Guardian Life Insurance Policy Number 3808137 on the lives of Executive and his wife, in the face amount of Five Million Dollars, to pay premiums on such policy so that the death benefit payable to the Executive's beneficiary thereunder remains no less than Five Million Dollars, and such premiums shall be paid irrespective of whether or not Executive is employed by the Corporation, except where
Executive's employment was terminated in accordance with the provisions of Section 6(c) hereof.

                    The Corporation shall also reimburse
Executive for reasonable legal and accounting fees which he may incur in connection with the preparation and periodic review of:
his estate plan; tax planning; tax returns; and this Employment
Agreement and related employment arrangements.

               (d) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits, without duplication, under each welfare benefit plan of the Corporation maintained for its executives or employees, including, without limitation, all medical, prescription, dental, disability, reimbursement, salary continuance, life, accidental death and travel accident insurance plans and programs of the Corporation and its affiliated companies.

               (e) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the performance of his duties hereunder, including, without limitation, the expenses of membership at Galloway National Golf Club (or such similar replacement club); and the reasonable travel expenses of Executive's wife where it is appropriate that she accompany him on business related travel. Executive shall comply with the Corporation's expense reimbursement policies as in effect from time-to-time in connection with expense reimbursement under this paragraph.

               (f)  Office and Support Staff.  During the
Employment Period, Executive shall be entitled to an office and secretarial and other assistance consistent with his position as Chief Executive Officer and Chairman of the Board.

               (g)  Vacation.  During the Employment Period,
Executive shall be entitled to eight weeks per calendar year of paid vacation, but in no event shall Executive accumulate more than twenty weeks of paid and unused vacation.

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               (h)  Change in Control Bonus.  Upon the effective
date of a Change in Control, as that term is defined in the following Section 4(i) ("Change in Control"), Corporation shall pay to Executive, in immediately available funds by wire transfer in accordance with Executive's instructions an amount equal to three times Executive's Base Salary and Target Bonus (as those terms are defined herein).

               (i) Definition of Change in Control. For the purpose of this Agreement, a Change of Control shall be deemed to become effective on the date on which any of the following shall occur:

                    (i)  individuals who, on the date hereof,
constitute the Board (the Incumbent Directors) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                    (ii) any Person including a "Group" (as
such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the Exchange Act) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, in a single transaction or group of related transactions of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities eligible to vote for the election of the Board (the Voting Securities); provided, however, that the event described in this Section 4(i)(ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Corporation or any subsidiary of the Corporation in which the Corporation owns more than 50% of the combined voting power of such entity (a Subsidiary), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, (iii) by any underwriter temporarily holding the Corporation's Voting Securities pursuant to an offering of such voting Securities,
(iv) pursuant to a Non-Qualifying Transaction (as defined in Section 4(i)(iii)), or (v) pursuant to any acquisition by Executive or any person or group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive or any Person or Group with whom Executive has any management, investment or other relationship);



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                    (iii)     the date on which there is a
consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or any of its Subsidiaries that requires the approval of the Corporation's shareholders, (a Business Combination), unless immediately following such Business Combination any of the following is applicable: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the Surviving Corporation), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the Parent Corporation), is represented by the Corporation's Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Corporation's Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Corporation's Voting Securities among the holders thereof immediately prior to the Business Combination; and (ii) no person (other than any person engaged in a transaction described in clauses (i) through (v) in Section 4(i)(ii) above), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no parent Corporation, the Surviving Corporation); or (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination in which any of the criteria specified in (i), (ii) or (iii) of this Section 4(i)(iii) is applicable shall be deemed to be a Non-Qualifying Transaction);

                    (iv) the closing for a sale of all or
substantially all of the Corporation's assets;

                    (v)  the date on which a plan of complete
liquidation or dissolution of the Corporation becomes effective;
or

                    (vi) such other events as the Board may
designate.

          Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Corporation's Voting Securities as a result of the acquisition of the Corporation's Voting Securities by the Corporation which reduces the number of the Corporation's Voting Securities outstanding; provided, that if after such acquisition by the Corporation such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person by more than 3%, a Change in Control of the Corporation shall then become effective unless otherwise exempt under clauses (i) through (v) of Section 4(i)(ii) above or because it constitutes a Non-Qualifying Transaction.


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         5.    Termination.  The Executive's employment shall
terminate upon any of the following circumstances:

               (a)  Death or Disability.  The Executive's
employment shall terminate automatically upon Executive's death. The Corporation may terminate the Executive's employment, after having established Executive's Disability (pursuant to the definition of Disability set forth below), by giving to Executive written notice of its intention to terminate Executive's employment. In such a case, Executive's employment with the Corporation shall terminate effective on the 179th day after receipt of such notice (the Disability Effective Date), provided that, within the 179 days after such receipt, Executive shall not have returned to full performance of Executive's duties and responsibilities, in which case the notice to terminate shall be deemed null and void. For purposes of this Agreement, Disability means personal injury, illness or other cause which, after the expiration of not fewer than 180 days after its commencement, renders Executive unable to perform fully his duties and responsibilities with substantially the same level of quality as immediately prior to such 180 days and such disability is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).


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


               (b) With or Without Cause. The Corporation may terminate Executive's employment with or without Cause. For purposes of this Agreement, Cause means (i) the willful and continued failure of Executive to perform substantially his duties and responsibilities with the Corporation (other than any such failure resulting from Executive's Disability or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Corporation or delivering a Notice of Termination for Good Reason to the Corporation) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties and responsibilities and Executive has failed to cure such failure to the reasonable satisfaction of the Board within 30 days, (ii) the willful engaging by Executive in gross misconduct which is demonstrably and materially injurious to the Corporation or any affiliated company, (iii) Executive's non-appealable conviction of, or pleading guilty or no contest to, a felony such that Executive's continued employment would negatively compromise the image of the Corporation and is determined by the Board to be Cause for termination, (iv) abuse of alcohol or other drugs which interferes with the performance by Executive of his duties, provided Executive has been given 30 days notice by Corporation of its intent to terminate Executive pursuant to this provision during which time Executive has not demonstrated the cessation of such abuse to the reasonable satisfaction of the Board; (v) fraud theft, misappropriation or embezzlement of the Corporation's funds, or (vi) Executive's attainment of his normal retirement date (Normal Retirement Date) under both The Pep Boys - Manny, Moe & Jack Pension Plan as amended to date, or any successor thereof (the Pension Plan), and The Pep Boys - Manny, Moe and Jack Executive Supplemental Pension Plan, as amended to date or any successor thereof (the Supplemental Pension Plan). For purpose of this paragraph (b), no act or failure to act by Executive shall be considered willful unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Corporation or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to Executive, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) - (v) above has occurred and specifying the particulars thereof in detail. The Board must notify Executive of any event constituting Cause within ninety
(90) days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.


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               (c)  With or Without Good Reason.  Executive's
employment may be terminated by Executive with or without Good
Reason.  For purposes of this Agreement, Good Reason means:

                    (i)  without the express consent of Executive
(A) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status as Chief Executive Officer and Chairman of the Board immediately prior to the Effective Date (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Corporation no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (c) or (B) a material and adverse change in Executive's titles or offices (including his position as Chief Executive Officer and Chairman of the Board) with the Corporation;

                    (ii) any failure by the Corporation to comply in any material respect with any of the provisions of Section 4 of this Agreement;

                    (iii)     the Corporation's requiring
Executive to perform his services regularly other than at the executive offices of the Corporation at a location other than that described in Section 3(a) hereof or requiring Executive to travel in the performance of his duties significantly more extensively than the customary travel requirements of Executive prior to the date hereof;

                    (iv) any purported termination by the
Corporation of Executive's employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or

                    (v) any failure by the Corporation to comply with and satisfy Section 10(c) of this Agreement;

          provided that a termination by Executive with Good Reason shall be effective only if, within 30 days following the delivery of a Notice of Termination for Good Reason by Executive to the Corporation, the Corporation has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of Executive.

               (d)  Expiration of the Employment Period.  The
Executive's employment shall terminate upon the expiration of the Employment Period due to the giving of a notice of non-renewal by the Corporation or Executive in accordance with Section 1.


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               (e)  Notice of Termination.  Any termination by
the Corporation with or without Cause or by Executive with or without Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 11(d) of this Agreement. For purposes of this Agreement, a Notice of Termination means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice specifies the proposed termination date.

         6.    Obligations of the Corporation Upon Termination of
Employment.

               (a)  Death.  If Executive's employment is
terminated by reason of Executive's death, this Agreement shall terminate without further obligations to Executive's personal representatives, other than those death benefits provided by the Corporation to which Executive is entitled at the date of Executive's death, including, without limitation, benefits under The Pension Plan, The Supplemental Pension Plan, the split dollar insurance benefit referred to under Section 4(c) and the group life insurance plan.

               (b) Disability. If Executive's employment is terminated by reason of Executive's disability, this Agreement shall terminate without further obligations to Executive, other than those benefits provided by the Corporation to which Executive is entitled as of the Disability Effective Date.

               (c) Cause, Without Good Reason or Non-Renewal By Executive. If Executive's employment shall be terminated (i) by the Corporation with Cause, (ii) by Executive without Good Reason or (iii) on account of the expiration of the Employment Period due to the giving of a notice of non-renewal by Executive in accordance with Section 1, the Corporation shall pay Executive his Base Salary through the date of termination and shall have no further obligations to Executive under this Agreement.

               (d)  Without Cause, With Good Reason or
Non-Renewal by the Corporation. If Executive's employment shall be terminated (i) by the Corporation without Cause, (ii) by Executive with Good Reason or (iii) on account of the expiration of the Employment Period due to the giving of a notice of non-renewal by the Corporation in accordance with Section 1, the Corporation shall pay to Executive in a lump sum in cash within ten (10) days after the date of termination the aggregate of the following amounts, with respect to which Executive shall have no duty of mitigation and the Corporation shall have no right of set-off:

                    (i)  to the extent not theretofore paid,
Executive's Base Salary through the date of termination plus any Bonus amounts which have become payable and any accrued vacation pay;


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                    (ii) a pro-rata portion of Executive's Bonus
for the Fiscal Year in which the date of termination occurs equal to the product of (A) greater of (x) the average annual dollar bonus amount that was earned by the Executive under the Corporation's Executive Incentive Bonus Plan (or any predecessor or successor plan, policy or arrangement thereto) (the Bonus
Plan) for the three completed Fiscal Years immediately prior to the date of termination, or (y) Executive's target bonus amount under the Bonus Plan for the Fiscal Year which includes the date of termination or, if no target has been set with respect to Executive for such Fiscal Year, the target bonus amount for the immediately preceding Fiscal Year (in either case, based on Executive's target percentage of Base Salary established pursuant to the Bonus Plan) (the greater of (x) and (y) being referred to as the Target Bonus), multiplied by (B) a fraction, the numerator of which is the number of days in the Fiscal Year in which the date of termination occurs through the date of termination, and the denominator of which is three hundred sixty-five (365);

                    (iii)     an amount equal to three times
Executive's Base Salary and Target Bonus; except that the aforesaid amount shall not be payable under this Section
6(d)(iii) if the date of termination of Executive's employment occurs on or before the seventh calendar day after the effective date of a Change in Control;

                    (iv) to the extent not theretofore paid, the Change in Control Bonus, if any, payable in accordance with the provisions of Section 4(h), except that if Executive's employment has terminated for any reason prior to the effective date of a Change in Control, the aforesaid bonus shall not be payable under this Section 6(d)(iv); and

                    (v)  the present lump sum value of benefits
which would have accrued under the Pension Plan had Executive remained employed for three years following the date of termination determined using the factors specified in the Pension Plan for calculating lump sum distributions and assuming that Executive would have continued for such period to earn the Base Salary at the date of termination and be paid the Target Bonus on each date during such three-year period that the Bonus typically had been paid prior to the date of termination.

          In addition, upon termination of Executive's employment in accordance with this Section 6(d), including termination after a Change in Control, he shall be deemed, for purposes of the Supplemental Pension Plan, to have attained his Normal Retirement Date and shall commence receiving his Supplemental Pension Plan benefit upon the date which is the later to occur of his fifty-fifth birthday or the date of termination under this Section 6(d), and such benefit shall be computed without regard to early retirement factors and assuming he accrued 25 years of service. None of the Change in Control Bonus payable under this Agreement, any amount payable under this Agreement on account of the Executive's termination of employment, other than Base Salary and Bonus (as defined in Sections 4(a) and 4(b) hereof) accrued to the date of termination of employment, or any amount payable as, or because of, a Sale Transaction Bonus under an agreement between the Executive and the Company dated as of June 3, 1998, shall be considered in computing the Executive's benefit under the Supplemental Pension Plan.


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          In addition, upon a termination of Executive's
employment in accordance with this Section 6(d), the Corporation shall continue to provide benefits to Executive and his family for three years following the termination date at least equal to those which were being provided to them in accordance with Sections 4(c) and 4(d) at any time within the six-month period ending on the date of termination. To the extent that the benefits provided for in this Section 6(d) are not permissible after termination of employment under the terms of the benefit plans of the Corporation then in effect, the Corporation shall pay to Executive in a lump sum in cash within thirty (30) days after the date of termination an amount equal to the cost to Executive of acquiring on a non-group basis, for three years, those benefits lost to Executive and/or Executive's family as a result of Executive's termination.

               (e)  In addition, upon a termination of
Executive's employment in accordance with section 6(d), and notwithstanding any other provisions of this Agreement or any other agreement dealing with the subject matter of stock options or stock-based awards, upon termination of the Executive's employment because of his death, disability or attainment of the Normal Retirement Date, all non-vested stock options, and any other non-vested stock or stock-based awards, shall immediately become fully vested, non-forfeitable and exercisable at any time on the sooner of (i) their expiration or (ii) last day of the month which is within the period ending forty-two calendar months after the date of termination of employment.

               (f)  The obligations of the Corporation upon
Executive's termination of employment set forth in this Section 6 (together with any other benefits referred to in this Section 6, as well as any amounts payable under the terms of certain agreement of even date herewith relating to a Sale Transaction) will be the sole and exclusive benefits or compensation of any nature due to Executive or his estate upon a termination of employment for any reason.

         7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the date on which Executive's employment is terminated shall be payable in accordance with such plan or program. Anything herein to the contrary notwithstanding, if Executive becomes entitled to payments pursuant to Section 6(d) hereof, the Executive agrees to waive payments under any severance plan or program of the Corporation.


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         8.    Noncompetition; Nondisclosure; Nonsolicitation.

               (a) Executive hereby covenants and agrees that, during the Employment Period and for one year thereafter (the Covenant Period), he shall not, without the prior written consent of the Corporation, engage in Competition (as defined below) with the Corporation. For purposes of this Agreement, if Executive takes any of the following actions he shall be engaged in Competition: engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, lender, investor, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, that is engaged in any business operating within the United States of America, which is involved in business activities which are the same as, similar to or in competition with business activities carried on by the Corporation, or actually known by the Executive as being definitely planned by the Corporation, at or about the time of the termination of the Executive's employment; provided, however, that Competition shall not include (i) the passive ownership of securities in any public enterprise and exercise of rights appurtenant thereto, so long as such securities (other than securities obtained by reason of a merger of the Corporation) represent no more than two percent of the voting power of all securities of such enterprise or (ii) the indirect ownership of securities through ownership of shares in a registered investment company.

               (b) Executive shall not, directly or indirectly, without the Corporation's prior written consent, disclose or use any nonpublic confidential information of or relating to the Corporation, whether disclosed to or learned by Executive during the course of his employment or otherwise, so long as such information is not publicly known or available through no breach hereof by Executive, except for such disclosures as are required by law. All computer software and books paid for by the Corporation and all records or files generated or acquired while an employee of the Corporation and in the capacity as an employee of the Corporation are acknowledged to be property of the Corporation and shall not be removed from the Corporation's possession or made use of other than in pursuit of the Corporation's business and upon termination of employment for any reason, Executive shall deliver to Corporation without further demand all copies thereof which are in his possession or under his control. Executive further agrees that he shall not make any statements at any time that disparage the reputation of the Corporation or any of its affiliates. For purposes of this
Section 8, the term affiliate of the Corporation means the Board, any and all Committees of the Board (the Committees) and any and all individual members of either the Board or any of the Committees, in their capacity as such, and any employee or officer of the Corporation.

               (c) Executive hereby covenants and agrees that, during the Covenant Period, he shall not directly or indirectly attempt to influence, persuade, hire or induce, or assist any other person in so influencing, persuading or inducing, any employee, supplier or customer of the Corporation to give up, or to not commence, employment or a business relationship with the Corporation.

               (d) Executive acknowledges and agrees that the remedy at law available to the Corporation for breach of any of his obligations under Section 8(a), (b) or (c) of this Agreement would be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Corporation may have at law, in equity or under this Agreement, upon adequate proof of his violation of any provision of Section 4 of this Agreement, the Corporation shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage and without any need to post a bond.

               (e) Executive acknowledges and agrees that the covenants set forth in Section 8(a), (b) and (c) of this Agreement are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

               (f)  Executive understands that the provisions of
Section 8(a), (b) and (c) of this Agreement may limit his ability to earn a livelihood in a business similar to the business of the Corporation but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Corporation, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, and (iii) the consideration provided hereunder is separate, independent and sufficient to compensate Executive for the restrictions contained in Section 8 of this Agreement. In consideration of the foregoing and in light of Executive's education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Section 8 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

               (g) If Executive violates any of the restrictions contained in Section 8(a), (b) and (c) of this Agreement, the restrictive period shall not run in favor of the Executive from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Corporation. Executive's obligations under this Section 8 shall survive any expiration or termination of this Agreement.

         9.    Certain Additional Payments by the Corporation.

               (a) If it is determined (as hereafter provided) that any payment or distribution by the Corporation to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a Payment), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the Excise Tax), then Executive will be entitled to receive an additional payment or payments (a Gross-Up Payment) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (b) Subject to the provisions of Section 9(f) hereof, all determinations required to be made under this Section 9, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the Accounting Firm) selected jointly by Executive and the Corporation. Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Corporation and Executive within 15 calendar days after the effective date of any Change in Control or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Corporation or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Corporation will pay the required Gross-Up Payment (net of any applicable withholding taxes) to Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Corporation and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (an Underpayment), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts or fails to pursue its remedies pursuant to Section 9(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Corporation and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Corporation to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

               (c)  The Corporation and Executive will each
provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Corporation or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 9(b) hereof.

               (d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed based on the advice of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Corporation, provide to the Corporation true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Corporation the amount of such reduction.

               (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 9(b) and (d) hereof will be borne by the Corporation. If such fees and expenses are initially advanced by Executive, the Corporation will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

               (f) Executive will notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Corporation and (b) the date that any payment of amount with respect to such claim is due. If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                    (1) provide the Corporation with any written records or documents in his possession relating to such claim reasonably requested by the Corporation;

                    (2)  take such action in connection with
                         contesting such claim as the Corporation will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Corporation;

                    (3)  cooperate with the Corporation in good
                         faith in order effectively to contest
                         such claim; and

                    (4) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 9(f), the Corporation will control all proceedings taken in connection with the contest of any claim contemplated by this section 9(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or refrain from paying such tax and contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation will determine; provided, however, that if the Corporation directs Executive to pay the tax claimed and sue for a refund, the Corporation will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (g) If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 9(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Corporation's complying with the requirements of Section 9(f) hereof) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).
If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Section 10(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Corporation does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid pursuant to this Section 9.

        10.    Successors.

               (a) This Agreement is personal to Executive and without the prior written consent of the Corporation shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's personal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.

               (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and whether or not there has been a Sale Transaction, as that term may be defined in an Agreement between Executive and Corporation contemporaneously executed herewith, and any amended or successor agreement thereto or whether or not there has been a Change in Control as defined herein) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the corporation would be required to perform as if no such succession had taken place. As used in this Agreement, Corporation shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        11.    Miscellaneous.

               (a)  This Agreement shall be governed by and
construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state courts located in Philadelphia, Pennsylvania. The fees and expenses incurred by either party in enforcing this Agreement shall be paid to the party prevailing in such enforcement by the non-prevailing party.

               (b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

               (c) Any amendment, modification or waiver of this Agreement shall not be effective unless in writing executed by the parties hereto or their respective successors and legal representatives.. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right remedy, power or privilege with respect to any occurrence be construed as a waiver of any right remedy, power privilege with respect to such occurrence.

               (d)  All notices and other communications
hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to Executive:
                    Mitchell G. Leibovitz
                    750 John Barry Drive
                    Bryn Mawr, PA 19010

                    If to the Corporation:
                    The Pep Boys - Manny, Moe & Jack
                    3111 West Allegheny Avenue
                    Philadelphia, PA 19132
                    Attention: Board of Directors, c/o Corporate
Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

               (e)  As used in this Agreement, the term
"affiliated companies" includes any company controlling, controlled by or under common ownership with the Corporation.

               (f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Each of the parties hereto shall execute such further instruments and take such further actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

               (g) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          IN WITNESS WHEREOF, Executive has hereunto set his hand and the Corporation, duly authorized by its Board of Directors, has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                              /s/ Mitchell G. Leibovitz
____________________          -----------------------------------
Witness                       Mitchell G. Leibovitz


Attest:                       THE PEP BOYS - MANNY, MOE & JACK


____________________          By: /s/ Myles H. Tanenbaum
                              -----------------------------------
                                 Myles H. Tanenbaum
                                 Chairman of the Compensation
                                 Committee of the Board of Directors



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